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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO. ______________)*




                          SPEEDFAM INTERNATIONAL, INC.
                                (Name of Issuer)



                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)


                                    847706108
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO.  847706108                13G                     PAGE 2 OF 4 PAGES

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1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Nancy J. Farley
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX OF A MEMBER OF A GROUP*

                                                                     (a) / /

                                                                     (b) / /
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

                       U.S.A.
--------------------------------------------------------------------------------
                                   5         SOLE VOTING POWER

            NUMBER OF                               554,890
             SHARES               ----------------------------------------------
          BENEFICIALLY             6         SHARED VOTING POWER
            OWNED BY                                 627,070
              EACH                ----------------------------------------------
            REPORTING              7         SOLE DISPOSITIVE POWER
             PERSON                                  554,890
              WITH                ----------------------------------------------
                                   8         SHARED DISPOSITIVE POWER

                                                      627,070
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,181,960
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10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


                                                                     /X/
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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     7.3%
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12         TYPE OF REPORTING PERSON*

                     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
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ITEM 1.
    (a)      Name of Issuer

                  SPEEDFAM INTERNATIONAL, INC.

    (b)      Address of Issuer's Principal Executive Offices

                  305 N. 54th Street
                  Chandler, AZ  85226

ITEM 2.
    (a)      Name of Person Filing

                  Nancy J. Farley

    (b)      Address of Issuer's Principal Executive Office or, if none,
             Residence

                  305 N. 54th Street
                  Chandler, AZ  85226

    (c)      Citizenship

                  U.S.A.

    (d)      Title of Class of Securities

                  Common Stock, no par value

    (e)      CUSIP Number

                  847706108

ITEM 3.      TYPE OF REPORTING PERSON
                  Not Applicable

ITEM 4.      OWNERSHIP AS OF DECEMBER 31, 1998
    (a)      Amount Beneficially Owned

                  1,181,960

    (b)      Percent of Class

                  7.3%

    (c)      Number of shares as to which such person has:

             (i)    sole power to vote or to direct the vote

                           554,890*

             (ii)   shared power to vote or to direct the vote

                           627,070**

             (iii)  sole power to dispose or to direct the disposition of

                           554,890*

             (iv)   shared power to dispose or to direct the disposition

                           of 627,070**

*Sole voting and dispositive power as custodian or trustee of shares in minor grandchildren's names.

**Shares held in a revocable trust of which James N. Farley and Charles A. Kelly act as co-trustees. The trust may be voluntarily terminated by Mrs. Farley at any time. Excludes an aggregate of 1,197,905 shares beneficially owned by James
N. Farley (Mrs. Farley's spouse), as to which Mrs. Farley disclaims beneficial ownership.
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ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                 Not Applicable

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                 Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                 Not Applicable

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 Not Applicable

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

                 Not Applicable

ITEM 10.     CERTIFICATION

                 Not Applicable


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                February 9, 1999
                                      -----------------------------------------
                                                      Date


                                                /s/ Nancy J. Farley
                                      -----------------------------------------
                                                       Signature


                                                Nancy J. Farley
                                      -----------------------------------------
                                                     Name